Exhibit 3.1

STATE OF DELAWARE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PRIMUS THERAPEUTICS, INC.

PRIMUS THERAPEUTICS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The name of the Corporation is Primus Therapeutics, Inc.

SECOND: The Corporation’s original Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on April 21, 2010.

THIRD: This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 228, 242 and 245 of the DGCL.

FOURTH: This Amended and Restated Certificate of Incorporation has been duly executed and acknowledged by an officer of the Corporation in accordance with the provisions of Sections 242 and 245 of the DGCL.

FIFTH: The Certificate of Incorporation of the Corporation is hereby amended and restated as follows:

ARTICLE I
NAME

The name of the Corporation is Primus Therapeutics, Inc.

ARTICLE II
REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington and County of New Castle. The name of the registered agent is The Company Corporation.

ARTICLE III
PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV
SHARES OF STOCK

(a) The total number of shares of all classes of capital stock that the Corporation has authority to issue is Fifty One Million (51,000,000) shares, consisting of (i) Fifty Million (50,000,000) shares of common stock, par value $.001 per share (the “Common Stock”), and (ii) One Million (1,000,000) shares of preferred stock, par value $.001 per share (the “Preferred Stock”).

(b) Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the board of directors, each of said series to be distinctly designated. The designations, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the board of directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, and to file a certificate with respect thereto pursuant to the applicable law of the State of Delaware, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including but without limiting the generality of the foregoing, the following:

(i) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute such series, which number (except where otherwise provided by the board of directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by like action of the board of directors;

(ii) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or on any other series of the same or other class or classes of capital stock of the Corporation and whether such dividends shall be cumulative or noncumulative;

(iii) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Corporation, and the terms and conditions of such conversion or exchange;

(iv) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

(v) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger, consolidation or sale of assets by the Corporation;

(vi) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share; and

(vii) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the board of directors shall determine.

(c) The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the outstanding voting securities of the Corporation entitled to vote thereon irrespective of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V
DURATION

The duration of the Corporation shall be perpetual.

ARTICLE VI
STOCKHOLDERS’MEETINGS

Meetings of stockholders of the Corporation may be held within or without the State of Delaware.

ARTICLE VII
REMOVAL OF DIRECTORS

Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, at an annual or special meeting of the stockholders called for such purpose, by the affirmative vote of the holders of at least 50% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII
STOCK SPLIT

(a) Upon the filing hereof (the “Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will automatically and without any action on the part of the respective holders thereof be split, subdivided, reclassified and changed into Seven Thousand Six Hundred Ninety Two and Three Hundred Eight One-Thousandths (7,692.308) shares of Common Stock of the Corporation (the “New Common Stock”). The combination and conversion of the Old Common Stock shall be referred to as the “Common Stock Reclassification.”

(b) The Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock outstanding as a result of the Common Stock Reclassification unless and until the certificates evidencing the shares held by a holder prior to the Common Stock Reclassification are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

ARTICLE IX
INDEMNIFICATION

The Corporation shall, to the maximum extent permitted from time to time under the General Corporation Law of the State of Delaware, indemnify and upon request and undertaking, advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, resolution of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this ARTICLE IX shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this ARTICLE IX shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission of such director or officer occurring prior to such repeal or modification.

ARTICLE X
EXCULPATION

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this shall not exempt a director from liability (i) for any breach of the director’s duty of loyalty to the Corporation and its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this ARTICLE X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

ARTICLE XI
AMENDMENTS TO CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the Delaware statutes, and all rights conferred upon stockholders are granted subject to this reservation.

References in ARTICLES IX and X to Delaware law or to any provision thereof shall be to such law as it existed on the date these ARTICLES IX and X were adopted or as such law thereafter may be changed; provided, however that (i) in the case of any change that expands the liability of directors or limits the indemnification rights or the rights to advancement of expenses that the Corporation may provide, the rights to limited liability, to indemnification and to the advancement of expenses provided in ARTICLES IX and X shall continue as theretofore to the extent permitted by law; and (ii) if such change permits the Corporation without the requirement of any further action by stockholders or directors to limit further the liability of directors (or limit the liability of officers) or to provide broader indemnification rights or rights to the advancement of expenses than the Corporation was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.

ARTICLE XII
AMENDMENTS TO BYLAWS

The stockholders of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the additional power to adopt, amend and repeal the Bylaws at any time and from time to time.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Dennis M. O’Donnell, its President & Chief Executive Officer, on this 3rd day of December, 2010.

PRIMUS THERAPEUTICS, INC.

By: /s/ Dennis M. O’Donnell
       Dennis M. O’Donnell
       President & Chief Executive Officer